Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of July 22, 2009 (the “Effective Date”), is between Hyperdynamics Corporation (“Employer”), and Ray Leonard (“Executive”).

WHEREAS, Employer wishes to employ Executive as its President, Chief Executive Officer, and Member of the Board of Directors and Executive wishes to accept such employment; and

WHEREAS, the parties wish to set forth the terms and conditions of such employment;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions.  As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Annual Period” means the time period of each year beginning on the first day of the Employment Term and ending on the day before the anniversary of that date.

(c) “Board” means the Board of Directors of Employer.

             (d) “Cause” means a finding by the Board of acts or omissions constituting, in the Board’s reasonable judgment, any of the following occurring during the Employment Term:

(i) a material breach of duty by Executive in the course of his employment with Employer or its Affiliates involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Employer or its Affiliates or moral turpitude constituting criminal felony; (ii) conduct by Executive that is materially detrimental to Employer, monetarily or otherwise, or that reflects unfavorably on Employer or Executive to such an extent that Employer’s best interests reasonably require the termination of Executive’s employment; (iii) acts or omissions of Executive materially in violation of his obligations under this Agreement or at law; (iv) Executive’s material failure to comply with or enforce the personnel policies of Employer or its Affiliates, specifically including those concerning equal employment opportunity and those related to harassing conduct; (v) Executive’s material insubordination to the Board; (vi) subject to the details of Paragraph 4(b), Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Employer or its Affiliates; (vii) Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any material violation of federal or state securities laws, in either case, having a material adverse effect on Employer or its Affiliates; or (viii) Executive’s material failure to cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to Employer’s or an Affiliate’s business or Executive’s conduct related to Employer or an Affiliate.

(e)  “Competitor” means any person or entity that is engaged in the acquisition, development, production and marketing of crude oil and natural gas, chemicals and other hydrocarbon commodities in competition with the activities of Employer or an Affiliate.

(f) “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing seismic data, geological data; geophysical data; energy exploration data; oil and gas production data; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; customer, vendor, and supplier information; project and prospect locations and leads; and production information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.

(g) “Change of Control” means the occurrence of any of the following events:

(a)         the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of Company securities if, immediately thereafter, such Person is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or (B) any acquisition by any corporation pursuant to a transaction that complies with subclauses (c)(i), (c)(ii) and (c)(iii) of this definition;

(b)         the time at which individuals who, within any 12 month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened  contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)         consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a disposition of substantially all of the assets of  the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including a corporation that, as a result of such transaction, owns the Company or has purchased the Company’s assets in a disposition of assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)         approval by the stockholders or other relevant stakeholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Employment Termination Date” means the effective date of termination of Executive’s employment as established under Paragraph 6(g).

(i) “Good Reason” means, with respect to any Executive, any of the following actions or failures to act:

(i)         a material change in such Executive’s reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change, including any change caused by the removal of such Executive from, or the failure to re-elect such Executive to, any material corporate office of the Company held by such Executive immediately prior to such effective date but excluding any such change that occurs in connection with such Executive’s death, disability or retirement;

(ii)         the assignment to such Executive of duties and/or responsibilities that are materially inconsistent with such Executive’s status, positions, duties, responsibilities and functions with the Company immediately prior to the effective date of such assignment;

(iii)         a material reduction by the Company in such Executive’s total compensation in effect immediately prior to the effective date of such reduction;

(iv)         the failure of the Company to maintain employee benefit plans, programs, arrangements and practices entitling such Executive to benefits that, in the aggregate, are at least as favorable to such Executive as those available to such Executive under the Benefit Plans in which he or she was a participant immediately prior to the effective date of such failure: provided, however, that the amendment, modification or discontinuance of any or all such employee benefit plans, programs, arrangements or practices by the Company shall not constitute “Good Reason” hereunder if such amendment, modification or discontinuance applies generally to the Company’s salaried work force and does not single out such Executive for disparate treatment;

(v)         any change of more than 75 miles (or, in the case of any Executive for whom the Compensation Committee has approved a shorter distance, such shorter distance) in the location of the principal place of employment of such Executive immediately prior to the effective date of such change;

For purposes of this definition, none of the actions described in clauses (i) through (iii) above shall constitute a Good Reason with respect to any Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company promptly after receipt of notice thereof given by such Executive.  For purposes of this definition, any action or failure to act described in clauses (i) through (v) above shall cease to be a Good Reason with respect to any Executive on the date which is 90 days after such Executive acquires actual knowledge of such action or failure to act unless, prior to such date, such Executive gives a written Termination Notice pursuant to Section 6(f).
(j)  “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under Employer’s long-term disability plan, if any,  to be eligible for long-term disability benefits. In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means Executive’s inability to perform the essential functions of his position because of an illness or injury for (i) a period of six consecutive months or (ii) an aggregate of six months within any period of 12 consecutive months.

(k) “Work Product” means all ideas, works of authorship, inventions, and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or then-proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during Executive’s employment.

2. Employment.  Employer agrees to employ Executive (directly or through an Affiliate), and Executive agrees to be employed, for the period set forth in Paragraph 3. Executive will be employed in the position and with the duties and responsibilities set forth in Paragraph 4(a) and upon the other terms and conditions set out in this Agreement. Employer and Executive agree that such employment may be through a co-employment relationship with a professional employer organization, subject to the requirements of Paragraph 4(a).  Executive represents, covenants and warranties that his employment by the Employer does not and will not breach agreements that the Executive may have entered into with other companies.  For the avoidance of doubt, the Executive represents, covenants and warranties that his employment by the Employer will not breach any confidentiality agreements, non-competition agreements or non-solicitation agreements that the Executive may entered into with others.     Term.  Executive’s employment shall commence on the Effective Date and shall be for a term of three years (the “Employment Term”), unless sooner terminated as provided in this Agreement.  Executive’s employment will end upon the expiration of the Employment Term.

3. Position and Duties.

(a) During the Employment Term, Executive shall be employed as President and Chief Executive Officer of Employer, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer), and Executive shall be responsible for the business, affairs, properties and operations of Employer and shall have general executive charge, management and control of Employer, with all such powers and authority with respect to such business, affairs, properties and operations as may be reasonably incident to such duties and responsibilities.  In addition, Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer.

(b) During the Employment Term, Executive shall devote his full business time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability and as otherwise specified in this paragraph.  Employer agrees that it shall not be a violation of this paragraph for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as in the case of (i), (ii) and (iii) above such activities do not significantly interfere or conflict with the performance of Executive’s responsibilities under this Agreement or the interests of Employer.  Executive shall not become a member of the board of directors or committees of any other for profit business organization without prior written consent of the Board.

(c) In connection with Executive’s employment under this Agreement, Executive shall be based in Sugar Land, Texas, or at any other place where the principal executive offices of Employer may be located during the Employment Term, subject to the provisions of Paragraph 1(i)(iii). Executive also will engage in such travel as the performance of Executive’s duties in the business of Employer may require.

(d) All services that Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(e) Executive hereby acknowledges that he has read and is familiar with Employer’s policies regarding business ethics and conduct, and will comply with all such provisions, and any amendments thereto, during the Employment Term.

4. Compensation and Related Matters.

(a) Base Salary. During each Annual Period of the Employment Term, Employer shall pay to Executive for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the Effective Date shall be $180,000.  At the time that a net cash to the Employer  aggregate of $10,000,000 in new cash equity capital is raised beginning from the date first written above, Base Salary will increase to $330,000.  The Base Salary is subject to annual adjustments beginning in July 2010, at the discretion of the Board, but in no event shall Employer pay Executive a Base Salary less than that set forth above, or any increased Base Salary later in effect, without the consent of Executive. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.

(b) Annual Incentives.  Beginning with the effective date of this Agreement, and on an annual basis during the Employment Term, Executive will participate in any incentive compensation plan (ICP) applicable to Executive’s position, as may be adopted by Employer from time to time and in accordance with the terms of such plan(s).  Executive’s target award opportunity under the ICP will be 100% of Executive’s Base Salary with a threshold of 50% and a 200% maximum, and shall be subject to such other terms, conditions and restrictions as may be established by the Board or the Compensation Committee. Annually, Executive will develop a proposed set of current year performance metrics that are subject to review and approval by the Board and/or the Compensation Committee. Metrics are as follows:

(i)           100% when industry presentation package is completed; 1,000 square kilometers of 3D is acquired; and a net cash to the Employer  aggregate of $15,000,000 in new cash equity capital is raised beginning from the date first written above..

(ii)           200% when all items above are achieved plus either a net cash to the Employer  an aggregate of $25,000,000 of new cash equity capital is raised, or, a joint venture agreement related to the Employer’s 2006 Production Sharing Agreement with the Republic of Guinea is executed.

(A) Equity Option Grant Related to Initial Employment.  IMMEDIATE VESTING STOCK OPTIONS: Executive shall be granted, on the Effective Date, a stock option to purchase 500,000 shares of Employer’s common stock at an exercise price equal to the closing price the day this Agreement is executed, with 100% immediate vesting on the date of grant.  DELAYED VESTING STOCK OPTIONS:  Executive shall be granted, on the Effective Date, a stock option to purchase 300,000 shares of Employer’s common stock at an exercise price of $0.49 (forty-nine cents) each, with vesting to occur on a monthly basis beginning on the first day of the month occurring after the date first written above with 8.333333% of the DELAYED VESTING STOCK OPTIONS to vest per month beginning on the first day of the month occurring after the date first written above.   The IMMEDIATE VESTING STOCK OPTIONS and the DELAYED VESTING STOCK OPTIONS shall expire five years after issuance.

(d)           Equity Option Grants Related to Future Employment.    In addition to the equity award grants provided for in this Paragraph 5(c), Employer will annually award Executive additional grants based on achieving longer term performance metrics that will be developed by Executive and reviewed and approved by the Board and/or the Compensation Committee.

(e)	Performance Option-Grant Awards.

(i)	A stock option award will be made for the following three cumulative net cash to the Employer equity capital money raising transactions beginning from the date first written above:

When $10 million cumulative is raised, the award is

 210,000 stock options.

When $20 million cumulative is raised, the award is

390,000 stock options.

When $30 million cumulative is raised, the award is

600,000 stock options.

All awards vest equally over a three-year period from the trigger event.  The Performance Option-Grant Awards options shall have a five year life.  The exercise price shall $0.49 (forty-nine cents) each.

(ii)	A stock option incentive will be made based on achieving the following share price thresholds:

$2.00/share	90,000 stock options
$3.00/share	210,000 stock options
$5.00/share	600,000 stock options
$9.00/share	1,200,000 stock options

All awards vest equally over a three-year period from the trigger event.  The Performance Option-Grant Awards options shall have a five year life.  The exercise price shall be of $0.49 (forty-nine cents) each.

For awards related to the $2.00 and $3.00 share price, the stock option is earned if the closing price of the shares trade at or above the target price for 15 consecutive trading days.  For awards related to the $5.00 and $9.00 share price, the stock option is earned if the closing price of the shares trade at or above the target price for 5 consecutive trading days.

(f)
Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Employer to its current Chief Executive Officer, including without limitation Employer’s life insurance, long-term disability, and health plans. Executive acknowledges and agrees that cooperation and participation in medical or physical examinations may be required by one or more insurance companies in connection with the applications for such life and/or disability insurance policies.

(g)           Expenses.  Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other senior executives of Employer (“Business Expenses”). Notwithstanding the foregoing, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(h)           Vacations.  During each Annual Period of the Employment Term, Executive shall be eligible for three weeks’ paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of Employer. Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and Executive.

(i)           Fringe Benefits.  During the Employment Term, Executive shall be entitled to the perquisites and other fringe benefits that are made available by Employer to its senior executives generally and to such perquisites and fringe benefits that are made available by Employer to Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.  However, the Executive shall NOT receive a fringe benefit for club memberships or non-profit organization memberships.

(j)
Directors and Officers (D&O) Liability Insurance.  Employer will provide information on their D&O insurance coverage and will cause Executive to be fully covered on Effective Date pursuant to Paragraph 12.

5. Termination of Employment.

(a) Death.  Executive’s employment shall terminate automatically upon his death.

(b) Inability to Perform.  Employer may terminate Executive’s employment for Inability to Perform.

(c) Termination by Employer for Cause.  Employer may terminate Executive’s employment for Cause by providing Executive with a Notice of Termination as set out in Paragraph 6(f). Before terminating Executive’s employment for Cause, Employer must provide Executive with written notice of its intent to do so, which notice must specify the particular circumstances or events that Employer contends gives rise to the existence of Cause; provided, however, that if Employer intends to exercise its right to terminate Executive’s employment in whole or part under provisions (iii), (iv), (v), (vi) or (viii) of the definition of Cause, Employer must first provide Executive with a reasonable period of time to correct those circumstances or events Employer contends give rise to the existence of Cause under such provision(s) (the “Correction Period”), but not to the extent the Board makes a reasonable, good faith determination that those circumstances or events cannot reasonably be corrected. A 30-day Correction Period shall be presumptively reasonable. Executive will be given the opportunity within 30 calendar days of his receipt of Employer’s written notice of its intent to terminate Executive’s employment for Cause to defend himself with respect to the circumstances or events specified in such notice and in a manner and under such procedures as the Board may establish. Nothing in this Paragraph 6(c) precludes informal discussions between Executive and any member of the Board regarding such circumstances or events.

(d) Termination by Executive for Good Reason.  Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, Executive must provide written notice to Employer of his belief that Good Reason exists within 60 days of the date he first becomes aware of the condition(s) giving rise to the Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. Employer shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking Executive’s right to terminate his employment for Good Reason must be given no later than 100 days after the date Executive first became aware of the condition(s) giving rise to the Good Reason; otherwise, Executive is deemed to have accepted the condition(s), or Employer’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(e) Termination by Either Party Without Cause or Without Good Reason.  Either Employer or Executive may terminate Executive’s employment without Cause or without Good Reason upon at least 60 days’ prior written notice to the other party.

(f) Notice of Termination.  Any termination of Executive’s employment by Employer or by Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a written Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked; and (iii) if the termination is by Executive under Paragraph 6(e), or by Employer for any reason, specify the Employment Termination Date.  The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

(g) Employment Termination Date.  The Employment Termination Date, whether occurring before or after a Corporate Change, shall be as follows: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by Employer because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if Executive’s employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given; (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than 60 days after the date such notice is given, or (v) if Executive’s employment is terminated by expiration of the Employment Term, or Executive or Employer gives timely notice pursuant to Paragraph 6(f), the date the Employment Term expires.

(h) Deemed Resignation.  In the event of termination of Executive’s employment, Executive agrees that if at such time he is a member of the Board or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board and Executive agree in writing prior to the Employment Termination Date that Executive shall remain a member of the Board, in which case Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment. Executive agrees to execute and deliver any documents evidencing his resignation from such positions that Employer may reasonably request; provided, however, that no such document shall affect the date that Executive ceased to be a Board member as described above such that Executive continues to haveduties as a Board member beyond the date specified in the preceding sentence.

(i) Investigation; Suspension.  Employer may suspend Executive with pay pending (a) an investigation as described in Paragraph 1(d)(viii), or (b) a determination by the Board whether Executive has engaged in acts or omissions constituting Cause.  Such a paid suspension shall not constitute a termination of Executive’s employment, or Good Reason.  Executive agrees to cooperate with Employer in connection with any such investigation.

6. Compensation Upon Termination of Employment.

(a) Death.  If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of Executive’s Base Salary through the Employment Termination Date (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”), and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(b) Inability to Perform.  If Executive’s employment is terminated by reason of Executive’s Inability to Perform, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(c) Termination by Executive Without Good Reason.  If Executive’s employment is terminated by Executive pursuant to and in compliance with Paragraph 6(e), Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(d) Termination for Cause.  If Executive’s employment is terminated by Employer for Cause, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(e) Termination Without Cause or With Good Reason or Upon Expiration of Employment Term.

(i) If Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by Executive for Good Reason during the Employment Term, or if Executive’s employment ends upon the expiration of the Employment Term, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(ii) In addition, if Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by Executive for Good Reason during the Employment Term, or if Executive’s employment ends upon the expiration of the Employment Term, Employer shall pay or provide to Executive in lieu of any other severance or separation benefits, at the time and in the manner provided in Paragraph 7(e)(iii), the following if, within 45 days after the Employment Termination Date, Executive has signed a general release agreement and does not revoke such release:

(A) Executive’s Base Salary as in effect on the Employment Termination Date;

(B) Executive’s ICP award at the target level for the performance period in effect on the Employment Termination Date;

(C) Full and immediate vesting of all Employer stock options and restricted stock awards held by Executive as of the Employment Termination Date;

(D) Executive will have twelve months after the Employment Termination Date, to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

Notwithstanding the foregoing, Employer’s obligation under this Paragraph 7(e)(ii) is limited as follows:

(E)           If Executive engages in any conduct that materially violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii), if any such obligation remains, shall end as of the date Employer so notifies Executive in writing; and

(F)           If Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any felony criminal offense or any material violation of federal or state securities laws, or has a cease-and-desist order, injunction, or other penalty or judgment issued or entered in any material civil enforcement action brought against him by any United States regulatory agency or by a court of competent jurisdiction in a proceeding commenced by such a regulatory agency (in either case, regardless of whether Executive admits or denies the substantive allegations, and in each case for actions or omissions related to his employment with Employer or any of its Affiliates), (1) Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii) shall end as of the date that Employer so notifies Executive in writing, and (2) Executive shall repay to Employer any amounts paid to him pursuant to this Paragraph 7(e)(ii) within 30 days after receipt of a written request to do so by Employer.

(f) Termination of Employment Following Change of Control.

(i) If the Employer’s common stock closing price is above $2.00 per share on a trading day that is within five trading days of the date of a Change of Control and if, within the two-year period following a Change of Control, Executive’s employment with Employer or an Affiliate or successor of Employer is terminated for any reason other than death, Inability to Perform, or Cause, is terminated by Executive for Good Reason, or if Employer or an Affiliate or successor of Employer gives timely notice pursuant to Paragraph 6(f) and Executive’s employment therefore ends upon the expiration of the Employment Term, Executive will be paid the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.  In addition, if, within 45 days after the Employment Termination Date, Executive has signed a general release agreement and Executive does not revoke such release, in lieu of any other payments, Employer shall (A) pay Executive a lump-sum amount equivalent to the sum of the amounts specified in Paragraph 7(e)(ii)(A) and 7(e)(ii)(B), and (B) provide

Executive the benefits described in Paragraph 7(e)(ii)(C), 7(e)(ii)(D) and 7(e)(ii)(E).  The provisions of Paragraph 7(e)(ii)(E) and 7(e)(ii)(F) shall not apply to this Paragraph 7(f).

(ii) If the Employer’s common stock closing price is between $1.25 and $2.00 per share on a trading day that is within five trading days of the date of a Change of Control and if, within the two-year period following a Change of Control, Executive’s employment with Employer or an Affiliate or successor of Employer is terminated for any reason other than death, Inability to Perform, or Cause, is terminated by Executive for Good Reason, or if employer or an Affiliate or successor of Employer gives timely notice pursuant to Paragraph 6(f) and Executive’s employment therefore ends upon the expiration of the Employment Term, Executive will be paid fifty percent (50%) of the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.  In addition, if, within 45 days after the Employment termination Date, Executive has signed a general release agreement and Executive does not revoke such release, in lieu of any other payments, Employer shall (A) pay Executive a lump-sum amount equivalent to the sum of the amounts specified in Paragraph 7(e)(ii)(A) and 7(e)(ii)(B), and (B) provide Executive the benefits described in Paragraph 7(e)(ii)(C), 7(e)(ii)(D) and 7(e)(ii)(E).  The provisions of Paragraph 7(e)(ii)(E) and 7(e)(ii)(F) shall not apply to this Paragraph 7(f).

(iii) The payment provided for in Paragraph 7(f)(i)(A) shall be paid in a single lump sum payment on the 60th business day after the Employment Termination Date.

(iv) In the event that it is determined that any payment (other than the Gross-Up payment provided for in this Paragraph 7(f)(iii)) or distribution by Employer or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Paragraph 7(f)(iii) will be made at the expense of Employer by Employer’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Executive. The Gross-Up Payment will be paid to Executive as soon as administratively practicable following, but no later than the end of the calendar year in which falls the date on which Executive remits the related taxes.

(g) Health Insurance.  In addition, if Executive’s employment with Employer or an Affiliate or successor of Employer is terminated or ends under the circumstances set forth in Paragraph 7(f), Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time of the Employment Termination Date, Executive participates in one or more health plans offered or made available by Employer and Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Employer will reimburse Executive during the 18-month period following the Employment Termination Date, for the difference between the total amount of the monthly COBRA premiums for the same coverage as in effect on the Employment Termination Date, that are actually paid by Executive for such continued health plan benefits and the total monthly amount of the same premiums charged to active senior executives of Employer for health insurance coverage. Such reimbursement shall be made within the 90-day period following Executive’s payment of each monthly COBRA premium. Provided, however, that Employer’s reimbursement obligation under this Paragraph 7(g) shall terminate upon the earlier of (i) the expiration of the time period described above or (ii) the date Executive becomes eligible for health insurance coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence Executive shall promptly report to Employer.

(h) Exclusive Compensation and Benefits.  The compensation and benefits described in this Paragraph 7, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the ending of Executive’s employment with Employer and/or its Affiliates, subject to Paragraph 24 and the remainder of this Paragraph 7(h).  Accordingly, Executive and Employer expressly acknowledge and agree that, following the Employment Termination Date, Executive shall have no rights to any employment by Employer or its Affiliates (including employment as described in Paragraphs 2, 3 and 4 of this Agreement), and no rights to any further compensation or benefits under Paragraph 5 of this Agreement.  Executive and Employer further acknowledge and agree that nothing in this Agreement is intended to limit or terminate (i) any obligations of Employer or Executive under the other terms of this Agreement, including, but not limited to, with respect to Employer, its obligations under Paragraphs 12 and 20, and, with respect to Executive, his obligations under Paragraphs 6(h), 8, 9, 10, 13, 22, and 23, or (ii) any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of Employer in which Executive is participating at the time of the termination of employment.

(i)           Code Section 409A Matters.  This Agreement is intended to comply with Code Section 409A and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable result to Executive.

For purposes of Code Section 409A, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

If (x) Executive is a “specified employee,” as such term is defined in Code Section 409A and determined as described below in this Paragraph 7(i), and (y) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (A) the first business day that is six months after Executive’s separation from service, as such term is defined in Code Section 409A, (B) the date of Executive’s death, or (C) the date that otherwise complies with the requirements of Section 409A.  This Paragraph 7(i) shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s separation and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A.  For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Code Section 409A.

(j)           Payment after Executive’s Death.  In the event of Executive’s death after he becomes entitled to a payment or payments pursuant to this Paragraph 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to his estate.

(k)           Offset.  Executive agrees that Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to Executive, or to his heirs, legal representatives, or successors, as a result of the termination of Executive’s employment any amounts which may be due and owing to Employer or any of its Affiliates by Executive, whether arising under this Agreement or otherwise; provided, however, that any such set off and deduction shall be made in a manner that complies with Code Section 409A to the extent applicable.

7. Confidential Information.

(a) Executive acknowledges and agrees that (i) Employer and its Affiliates are engaged in a highly competitive business; (ii) Employer and its Affiliates have expended considerable time and resources to develop goodwill with their customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Employer must continue to prevent the dilution of its and its Affiliates’ goodwill and unauthorized use or disclosure of its Confidential Information to avoid harm to its legitimate business interests; (iv) in the acquisition, development and marketing of crude oil and natural gas, chemicals or other hydrocarbon products, his participation in or direction of Employer’s or its Affiliates’ day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; and (vi) he will have access to Confidential Information that could be used by any Competitor of Employer in a manner that would harm Employer’s competitive position in the marketplace and dilute its goodwill.  Employer acknowledges and agrees that nothing in this Agreement precludes Executive from accepting employment from any third party employer after termination of employment with Employer and its Affiliates for whatever reason, provided that Executive complies with his obligations under Paragraph 8(d) and at law with respect to the Confidential Information.

(b) Employer acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide Executive immediate and continuing access to Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

(c) Employer and Executive thus acknowledge and agree that during Executive’s employment with Employer, and upon execution and delivery of this Agreement, he (i) will receive Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; (ii) will create Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.

(d) Accordingly, Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:

(i) all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;

(ii) he will protect and safeguard all Confidential Information;

(iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing sufficiently in advance of any such disclosure to allow Employer the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v) at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi) absent the promises and representations of Executive in this Paragraph 8 and in Paragraph 9, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

8. Nonsolicitation Obligations.  In consideration of Employer’s promises to provide Executive with Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for a 2-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Employer or its Affiliates to leave that employment or cease performing those services; and

(b) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer or any of its Affiliates to cease being a customer, supplier, or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates.

Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that Employer’s promises and undertakings set forth in Paragraph 8 and Executive’s position and responsibilities with Employer give rise to Employer’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to Employer and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of Employer and Executive under Paragraphs 8 and 9 are not contingent on the duration of Executive’s employment with Employer; that absent the promises and representations made by Executive in this Paragraph 9 and Paragraph 8, Employer would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and that his obligations under Paragraphs 8 and 9 supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to Employer.

Employer agrees that any action that is undertaken by a subsequent employer of Executive will not be treated as an action by Executive for purposes of the foregoing provisions of this Paragraph 9 unless Executive personally engages in a Restricted Activity, whether directly or indirectly.

9. Intellectual Property.

(a) In consideration of Employer’s promises and undertakings in this Agreement, Executive agrees that all Work Product will be disclosed promptly by Executive to Employer, shall be the sole and exclusive property of Employer, and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, Executive acknowledges that all original works of authorship that are made by Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.

(b) Executive agrees to assign, transfer, and set over, and Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal, and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world; and (iii) cooperate with Employer in obtaining, defending, and enforcing its rights therein.

(c) Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between Executive and any other person or entity. Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that Executive is not lawfully entitled to disclose.

10. Reformation.  If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

11. Indemnification and Insurance.  Employer shall indemnify Executive both (i) to the fullest extent permitted by the laws of the State of Delaware, and (ii) in accordance with the more favorable of Employer’s certificate of incorporation, bylaws and standard indemnification agreement as in effect on the Effective Date or as in effect on the date as of which the indemnification is owed.  In addition, Employer shall provide Executive with coverage under directors’ and officers’ liability insurance policies on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

12. Assistance in Litigation.  During the Employment Term and thereafter for the lifetime of Executive, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer or any of its Affiliates as may reasonably be required by Employer in connection with any litigation, investigations, arbitrations, and/or any other fact-finding or adjudicative proceedings involving Employer or any of its Affiliates. This obligation shall include, without limitation, to promptly upon request meet with counsel for Employer or any of its Affiliates and provide truthful testimony at the request of Employer or as otherwise required by law or valid legal process. Following the Employment Term, Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive and approved in advance by Employer in rendering such assistance (such as travel, parking, and meals but not attorney’s fees), but shall have no obligation to compensate Executive for his time in providing information and assistance in accordance with this Paragraph 13, provided that such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and provided further that Executive’s obligations under this Paragraph 13 following the Employment Termination Date shall not unreasonably interfere with Executive’s employment or other activities and endeavors.

13. No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to Executive if (i) Employer is prohibited from making the payment; (ii) Employer would be obligated to recover the payment if it was made; or (iii) Executive would be obligated to repay the payment if it was made; provided, however, that this Paragraph 14 shall only apply if such prohibition or obligation is legally imposed by statute or regulation.

14. Deductions and Withholdings. With respect to any payment to be made to Executive, Employer shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.

15. Notices.  All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

(i) If to Employer, at:

Hyperdynamics Corporation
Attn: Chairman of the Board of Directors
One Sugar Creek Center Blvd.
Suite 125
Sugar Land, Texas 77478

(ii) If to Executive, at Executive’s then-current home address on file with Employer.

16. Injunctive Relief.  Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to Employer at law or equity.

17. Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.

18. Binding Effect; No Assignment by Executive; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Subject to Paragraph 20, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement only to an Affiliate of Employer. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

19. Assumption by Successor.  Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer or the oil and gas acquisition, exploration, development and production business of Employer, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Employer fails to fulfill the Assumption Obligation, such failure shall be considered Good Reason; provided, however, that the compensation to which Executive would be entitled to upon a termination for Good Reason pursuant to Paragraph 7(f) shall be the sole remedy of Executive for any failure by Employer to fulfill the Assumption Obligation. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer or the oil and gas exploration, development and production business of Employer that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

20. Legal Fees and Expenses.  Employer will reimburse Executive for all reasonable legal fees and expenses up to $5,000.00 incurred by Executive in connection with the preparation, review, and negotiation of this Agreement prior to its execution, provided that any such reimbursement shall be made within the same calendar year in which falls the Effective Date.

21. Governing Law.  This Agreement and the employment of Executive, as well as any arbitration proceedings hereunder, shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws

22. Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter expressly addressed herein and supersedes all prior agreements and understandings, written and oral, between the parties with respect to such subject matter.  However, nothing in this Paragraph 24 is intended to limit any obligations of the parties under any other agreement that Employer may enter into with Executive after the earlier of the Effective Date or the execution of this Agreement by Executive.

23. Modification; Waiver.  No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Executive acknowledges and agrees that no breach by Employer of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

24. Construction.  This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

25. Severability.  If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

26. Counterparts.  This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

26.   Arbitration.  All disputes relating to this Agreement shall be resolved by arbitration using three arbitrators following the rules of arbitration of the American Arbitration Association.  All costs of the arbitration shall be paid by Employer.  The arbitration panel shall be selected as follows:  The Employer shall select one arbitrator, the Executive shall select one arbitrator, and the two arbitrators thus selected shall select the third arbitrator.

[signatures appear on the next page]

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

EMPLOYER	EXECUTIVE
HYPERDYNAMICS CORPORATION
By:
/s/ HARRY BRIERS	/s/ RAY LEONARD
HARRY BRIERS	RAY LEONARD
DIRECTOR, BOARD OF DIRECTORS	PRESIDENT AND CHIEF EXECUTIVE OFFICER